Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Second Quarter 2006 Earnings

(Bassett, Va.) – June 27, 2006 – Bassett Furniture Industries Inc. (NASDAQ:BSET) announced today its earnings for its fiscal quarter ended May 27, 2006.

Sales for the second quarter of 2006 were $87.7 million, up 5.5% from second quarter 2005 levels. Gross margins increased 5.2 percentage points in the second quarter of 2006 as compared to the second quarter of 2005. The Company reported net income of $2.9 million or $.24 per share as compared to net income of $1.0 million or $.09 per share in the second quarter of 2005. Net income for the second quarter of 2005 included a $1.5 million or $.13 per share after-tax charge related to the acquisition of the eight Dallas area Bassett Furniture Direct (BFD) stores. (See below and the chart on page 8 for a discussion of the Company’s results by segment.) A reconciliation of net income and earnings per share calculations has been set forth below.

Other income for the second quarter of 2006 was $2.8 million compared to $1.8 million in the second quarter of 2005. For the year, other income was $4.6 million in 2006 compared to $3.8 million in 2005. The Company has continued to experience very solid results from its investment portfolio. During the second quarter of 2006, the Company sold $4.5 million of investments and repositioned a portion of its portfolio yielding realized gains totaling $1.0 million which are included in other income for the quarter.

Year-to-date, sales were $174.2 million, up 6% from the prior year. Gross margins increased 5.5 percentage points as compared to 2005. The Company reported net income of $5.2 million or $.44 per share as compared to net income of $3.4 million or $.29 per share in 2005. This increase in sales and gross margins from 2005 is due to the increase in the number of corporate owned stores and an improved mix of imported product.

The Bassett Furniture Direct retail store program continues to grow with 136 stores (111 licensed and 25 corporately owned) in operation at the end of the second quarter as licensees opened five stores during the quarter. The Company will open one new corporate store and expects licensees to open five new BFD stores in the remainder of fiscal 2006.

“We are pleased with the continued earnings progress of our wholesale segment,” said Robert H. Spilman Jr., president and chief executive officer. “Actions taken over the past several years to restructure our wholesale business have resulted in better returns and we expect continued improvement. Now, we must drive improvement in our retail segment’s results. Amidst an extremely challenging retail environment, we are squarely focused on selling more furniture in our Bassett Furniture Direct stores. This enterprise-wide effort involves every aspect of our Company –

Merchandising, Marketing, Operations, Recruiting, Training and Information Technology. We have developed a financial plan aimed at reducing these retail losses to a breakeven level over the next 12 to 18 months.”

A major marketing initiative for Bassett in August will be the introduction of a direct to consumer catalog. This catalog will better define and enhance Bassett’s brand image while explaining to its consumers its product and service capabilities. This initiative should result in increased traffic to the participating stores.

Wholesale Segment

On a wholesale basis, the Company had net sales of $75.4 million for the second quarter of 2006, basically flat with sales levels attained in the second quarter of 2005. Approximately two-thirds of wholesale shipments were to BFD stores in both the second quarters of 2006 and 2005. Additionally, approximately 43% of wholesale shipments were imported products as compared to 32% in the second quarter of 2005. Overall, the segment’s gross margins increased three percentage points from the second quarter of 2005. This improvement was primarily driven by an improved mix of imported products. Upholstery shipments and operating earnings continued to improve due to the retail acceptance of the Company’s leather program and the new fabrics introduced over the past two years.

Year-to-date, the Company had wholesale sales of $151.7, slightly up over the prior year. For the first six months of 2006, 69% of wholesale shipments were to BFDs compared to 67% in the first six months of 2005. Gross margins for the first six months of 2006 have also increased three percentage points compared to the first six months of 2005 due largely to the increase in sales of imported products.

Retail Segment

Retail sales for the second quarter of 2006 were $20.9 million, which represents an increase of $6.8 million from the second quarter of 2005. For the year, sales were $42.8 million, up $16 million from 2005. This increase in sales for the second quarter and first six months of 2006 is almost entirely due to the 15 stores acquired during 2005.

During the second quarter of 2006, the Company made the decision to close two of its corporate stores, one in Texas and one in Georgia. These stores are currently running clearance events which will continue for the next several months. Bassett’s 25 remaining corporate stores continued to experience relatively soft conditions at retail and incurred an operating loss of $2.5 million for the second quarter of 2006 compared to breakeven for the second quarter of 2005 when Bassett’s retail segment included only 14 stores. This additional loss relates largely to the 15 stores acquired from three licensees in 2005. Net sales and margins were lower than planned primarily due to the overall soft retail conditions, the discounting related to liquidating clearance inventories and because the changes being made to drive more traffic, improve staffing, standardize pricing and streamline operations are taking longer than anticipated to implement. Bassett continues to take steps to merge the 25 corporate stores from five independent operating units into a centrally managed operation. These changes, which include new management talent and standardizing certain functions, have resulted in short term challenges but are expected to lead to improvement in the long-term.

Balance Sheet and Cash Flow

Our May 27, 2006, condensed consolidated balance sheet, with a sizeable investment portfolio, remains strong and continues to bolster our retail growth strategy. Our primary sources of funds have been our investment portfolio and a bank credit facility. The primary uses of cash were increases in working capital, purchases of retail real estate and payment of cash dividends.

The Company’s accounts receivable balance has increased $3.8 million for the year. This increase is related to the overall retail environment and the slower pace of collections from certain BFD licensees. Inventories have increased $4 million for the year related primarily to the increase in the amount of imported products.

The Company borrowed $3 million during the quarter, $8 million year-to-date, and sold $4.5 million of its investment portfolio primarily to fund increases in accounts receivable and inventories. The Company received $1.3 million in proceeds from the sale of its Weiman division during the quarter and paid its regular quarterly dividend to shareholders during the quarter.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on September 1, 2006, to shareholders of record on August 16, 2006.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 130 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly and professional environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” “aimed” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2006, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended May 27, 2006		13 Weeks Ended May 28, 2005
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$87,663	100.0%	$83,063	100.0%

Cost of sales	59,675	68.1%	60,913	73.3%

Gross profit	27,988	31.9%	22,150	26.7%

Selling, general and administrative	26,833	30.6%	20,460	24.6%

Impaired asset charge	—	0.0%	2,465	3.0%

Operating Income (loss)	1,155	1.3%	(775)	-0.9%

Other income, net	2,780	3.2%	1,838	2.2%

Income before income taxes	3,935	4.5%	1,063	1.3%

Income tax provision	(1,050)	-1.2%	(16)	0.0%

Net income	$2,885	3.3%	$1,047	1.3%

Basic earnings per share:	$0.24		$0.09

Diluted earnings per share:	$0.24		$0.09

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	26 Weeks Ended May 27, 2006		26 Weeks Ended May 28, 2005
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$174,152	100.0%	$163,815	100.0%

Cost of sales	118,489	68.0%	120,369	73.5%

Gross profit	55,663	32.0%	43,446	26.5%

Selling, general and administrative	53,093	30.5%	40,488	24.7%

Impaired asset charge	—	0.0%	2,465	1.5%

Operating Income	2,570	1.5%	493	0.3%

Other income, net	4,553	2.6%	3,808	2.3%

Income before income taxes	7,123	4.1%	4,301	2.6%

Income tax provision	(1,928)	-1.1%	(890)	-0.5%

Net income	$5,195	3.0%	$3,411	2.1%

Basic earnings per share:	$0.44		$0.29

Diluted earnings per share:	$0.44		$0.29

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited) May 27, 2006	November 26, 2005
Assets

Current assets
Cash and cash equivalents	$5,321	$7,109
Accounts receivable, net	40,820	37,069
Inventories	52,929	48,887
Deferred income taxes	5,084	5,188
Assets held for sale	1,185	1,185
Other current assets	2,390	3,626

Total current assets	107,729	103,064

Property and equipment, net	61,306	64,644

Investments	76,049	76,890
Retail real estate, net	34,165	31,640
Notes receivable, net	17,945	15,768
Other, net	16,218	16,650

	144,377	140,948

Total assets	$313,412	$308,656

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$21,039	$19,421
Customer deposits	6,092	7,525
Other accrued liabilities	19,443	21,402

Total current liabilities	46,574	48,348

Long-term liabilities
Employee benefits	8,943	9,208
Long-term debt	11,709	3,910
Real estate notes payable	14,897	15,144
Distributions in excess of affiliate earnings	11,548	11,833

	47,097	40,095

Commitments and Contingencies

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,792,097 in 2006 and 11,777,505 in 2005	58,960	59,022
Retained earnings	156,938	156,471
Additional paid-in-capital	1,712	2,068
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,131	2,652

Total stockholders’ equity	219,741	220,213

Total liabilities and stockholders’ equity	$313,412	$308,656

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	26 Weeks Ended May 27, 2006	26 Weeks Ended May 28, 2005
Operating Activities
Net income	$5,195	$3,411
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,444	4,656
Equity in undistributed income of investments	(5,404)	(5,533)
Provision for write-down of impaired assets	—	2,465
Provision for losses on trade accounts receivable	1,680	1,180
Net gain from sales of investments	(1,643)	(393)
Deferred income taxes	278	(322)
Changes in employee benefit liabilities	(265)	(138)
Changes in operating assets and liabilities, exclusive of assets sold in Weiman transaction:
Trade accounts receivable	(5,431)	(619)
Inventories	(4,878)	3,243
Other current assets	1,231	(312)
Notes receivable, net	(1,913)	110
Accounts payable and accrued liabilities	(1,774)	(2,148)

Net cash (used in) provided by operating activities	(8,480)	5,600

Investing Activities
Purchases of property and equipment, net	(2,284)	(2,139)
Purchases of retail real estate	(3,344)	(3,361)
Proceeds from sales of property and equipment	1,694	1,511
Proceeds from sales of investments	12,088	9,173
Purchases of investments	(7,636)	(7,611)
Acquisition of retail licensee stores, net of cash acquired	—	(200)
Dividends from an affiliate	2,811	2,342
Proceeds from sale of certain assets of Weiman Division	1,300	—
Other, net	(248)	(1,231)

Net cash provided by (used in) investing activities	4,381	(1,516)

Financing Activities
Borrowings under revolving credit arrangement	8,000	4,000
Repayments of long-term debt	(201)	—
Repayments of real estate notes payable	(247)	(228)
Issuance of common stock, net	397	745
Repurchases of common stock	(910)	—
Cash dividends	(4,728)	(4,709)

Net cash provided by (used in) financing activities	2,311	(192)

Net change in cash and cash equivalents	(1,788)	3,892

Cash and cash equivalents, beginning of period	7,109	4,022

Cash and cash equivalents, end of period	$5,321	$7,914

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information—Unaudited

(In thousands)

	Quarter Ended		Six Months Ended
	May 27, 2006	May 28, 2005	May 27, 2006	May 28, 2005
Net Sales
Wholesale	$75,401	$75,947	$151,729	$150,855
Retail	20,927	14,085	42,803	26,762
Inter-Company Elimination	(8,665)	(6,969)	(20,380)	(13,802)

Consolidated	$87,663	$83,063	$174,152	$163,815

Operating Income (loss)
Wholesale	$3,528	$1,452	$7,190	$3,069
Retail	(2,587)	164	(4,709)	129
Inter-Company Elimination	214	74	89	(240)
Impaired Asset Charge	—	(2,465)	—	(2,465)

Consolidated	$1,155	$(775)	$2,570	$493

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	26 Weeks Ended May 27, 2006	26 Weeks Ended May 28, 2005
Net income as reported	$5,195	$3,411
Impaired asset charge, net of income taxes (a)	—	1,528

Net income as adjusted	$5,195	$4,939

Reconciliation of Earnings Per Share as Reported

to Earnings Per Share as Adjusted (Unaudited)

	26 Weeks Ended May 27, 2006	26 Weeks Ended May 28, 2005
Diluted earnings per share	$0.44	$0.29
Impaired asset charge, net of income taxes (a)	—	0.13

Diluted earnings per share as adjusted	$0.44	$0.42

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	13 Weeks Ended May 27, 2006	13 Weeks Ended May 28, 2005
Net income as reported	$2,885	$1,047
Impaired asset charge, net of income taxes (a)	—	1,528

Net income as adjusted	$2,885	$2,575

Reconciliation of Earnings Per Share as Reported

to Earnings Per Share as Adjusted (Unaudited)

	13 Weeks Ended May 27, 2006	13 Weeks Ended May 28, 2005
Diluted earnings per share	$0.24	$0.09
Impaired asset charge, net of income taxes (a)	—	0.13

Diluted earnings per share as adjusted	$0.24	$0.22

(a)	Adjustments to net income for both years are taxed at a 38% blended rate.

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.